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                                ADDENDUM TO LEASE

                          METRO CENTER OFFICE BUILDING

THIS ADDENDUM TO LEASE AGREEMENT made and entered into this 12th day of September, 1995 by and between METRO CENTER ASSOCIATES, L.P. hereinafter referred to as "Landlord" and [Illegible] STEPHEN GRAHAM, dba
ALBUQUERQUE CORRECTIVE EYE SURGERY hereinafter referred to as "Tenant",

I. Re: Signage. Landlord hereby grants Tenant the right to affix pre-approved signage to the northwest fascia of the building. Tenant agrees to pay $150.00 per month as additional rent for said signage. Tenant shall be responsible for all costs incurred including placement, removal and any associated repairs.

II. In the event that tenant does not require the entire amount of additional tenant improvement dollars that are being amortized over the lease term, the amortized amount shall be adjusted accordingly. Landlord and Tenant hereby agree to execute a lease addendum reflecting this adjustment.

III. [Illegible] grants tenant a right of fist refusal on Suite 101B consisting of approximately 716 SFR. Landlord shall notify tenant of the availability of said space. Tenant shall have five (5) business days to respond with respect to its intent to the expansion space. No response after the five
     (5) day period shall be deemed a waiver of this right. Said expansion space shall be available at the same base rent as is in effect [illegible] expansion and term shall run [illegible] with the existing lease. Any additional concessions (ie tenant improvements) shall be negotiated between the parties prior to mutual execution of the lease expansion addendum.


Tenant: ALBUQUERQUE CORRECTIVE EYE SURGERY


By: /s/ STEPHEN GRAHAM
   ---------------------------------------


Date:    27, Nov. 1995
     ----------------------




Landlord: BGK ASSET MANAGEMENT CORP. as
Agent for METRO CENTER ASSOCIATES, L.P.


By: /s/ LINDA C. GUTIERREZ
   ---------------------------------------
   Linda C. Gutierrez President

Date:    Nov. 27, 1995
     ----------------------


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                                                               EXHIBIT "C"
                                                           HAZARDOUS SUBSTANCES





                                  Argon Flouride Gas
                                  ------------------

                       EXHIBIT "D"

                       METRO CENTER
               BUILDING RULES AND REGULATIONS

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be used for the disposal of trash, be obstructed by Tenants, or be used by Tenants for any purpose other than entrance and exit to and from their leased areas and for going from one part of the Building to another part of the Building.

2. Plumbing fixtures shall be used only for the purpose for which they are designed, and no seepings, rubbish, rags or other unsuitable materials shall be disposed into them. Damage resulting to any such fixtures from misuse by Tenant shall be the liability of that Tenant.

3. Signs, advertisements, graphics or notices visible in or from public corridors or from outside the Building shall be subject to Landlord's prior written approval.

4. No Tenant will make any alterations or physical additions in or to the Premises without first obtaining the written consent of Landlord.

5. All locks for doors in each Tenant's leased areas shall be building standard and no Tenant shall place any additional lock or locks on any doors in its leased area without Building Management's written consent. All requests for duplicate keys shall be made to Building Management.

6. Movement in or out of the Building of furniture, office equipment or any other bulky or heavy materials shall be restricted to such hours as Landlord designates. Reasonable advance written notice of intent to move such items must be made to the Building Management Office. Landlord will determine the method and routing of said items so as to ensure the safety of all concerned.

7. All routine deliveries to Tenant's leased area during 8:00 am to 3:00 pm weekdays may be made through the passenger elevator. Passenger elevators are to used only for the movement of persons unless an exception is approved by the Building Management Office.

8. Any damage to elevators, office space, grounds, halls, common areas, parking areas or structures will be the responsibility of the Tenant to which the delivery was made or moving performed for.

9. Building Management shall have the authority to prescribe the weight of illegible and other heavy equipment and the manner in which they are positioned.

10.  Corridor doors, when not in use, shall be kept closed.

11. Tenant space that is visible from public areas must be kept neat and clean. Blinds on windows facing interior halls may not be raised.

12. All stairwells are to be kept neat and clean. The disposal of trash or storage of materials in these areas is prohibited.

13. No vending machines of any type shall be allowed in a Tenant's leased space without the prior written consent of Building Management.

14. No birds or animals of any type shall be brought into or kept in, on or about public area of a Tenant's leased space.

15. No Tenant shall tamper with or attempt to adjust temperature control thermostats in its leased space. Building Management shall adjust thermostats as required to maintain the building standard temperature. It is requested that all window blinds remain down and tilted at a forty-five (45) degree angle toward the street to help maintain comfortable room temperatures and conserve energy.

16. Tenants must comply with all requirements necessary for the security of the Building, both during business hours and after hours and on weekends.

17. Tenants are requested to lock all office doors leading to corridors and to turn out all lights at the close of their working day.

18. All requests for overtime air conditioning or heating must be submitted in writing to Landlord by 2:00 pm on the business day prior to the day a Tenant desires such service.

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19.  All Tenant modifications resulting from remodeling in or to its leased area must conform to the CIty of Albuquerque Building and Fire Codes. Tenants shall obtain approval from Landlord of any such modifications and shall deliver "as-built" plans therefor to Landlord upon completion.

20. Building Management reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its judgement shall from time to time be required for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the Tenants and their agents, employees, and advisors. Such rules and regulations, when made and written notice thereof given to a Tenant, shall be binding upon such Tenant in like manner as if originally herein prescribed.

21. Building Management will not be liable or responsible for lost or stolen money, jewelry or other personal property from a Tenant's lease area or public areas, regardless of whether such loss occurs when the areas are locked against entry or not.

22. Building Management reserves the right to assign an employee to monitor the moving in and out of furniture or equipment and to charge the Tenant for the cost of the employee's time.

23. The elevator will normally be on security from 7:00 pm until 6:00 am and all day Saturday and Sunday.

24. If you need the elevator doors unlocked for a special meeting after hours, please inform Building Management at least 24 hours in advance.